Exhibit 99.1

NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: April 3, 2007	URL:	www.bandag.com

BANDAG SHAREHOLDERS APPROVE MERGER WITH BRIDGESTONE
Bandag, Incorporated (NYSE: BDG and BDGA)

MUSCATINE, Iowa (April 3, 2007) – Bandag, Incorporated [NYSE: BDG and BDGA] (“Bandag”) announced today that its shareholders approved the proposed merger of the company with Grip Acquisition Corporation, a wholly-owned subsidiary of Bridgestone Americas Holding, Inc. (BSAH), at a special meeting of shareholders held in Muscatine, Iowa. The transaction is expected to close later in the second quarter of 2007 pending receipt of the remaining regulatory clearances in Europe and Canada.

On December 5, 2006, Bandag announced that it had entered into a definitive merger agreement with BSAH pursuant to which BSAH will acquire the outstanding shares of each class of stock of Bandag for US $50.75 per share in cash, and Bandag will become a wholly-owned subsidiary of BSAH.

“Today’s action by our shareholders marks an important milestone toward the completion of the proposed merger,” said Martin G. Carver, Chairman, President and CEO of Bandag.

Company Information

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. (TDS), a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, unanticipated issues associated with obtaining regulatory approvals to complete the merger with a subsidiary of Bridgestone Americas Holding, Inc. or other unexpected issues that could impact the closing of the deal. Readers are strongly encouraged to read the full cautionary statements contained in Bandag’s filings with the Securities and Exchange Commission. Bandag disclaims any obligation to update or revise any forward-looking statements.

BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - url www.bandag.com